Exhibit 99.1

NEWS RELEASE

For Release on December 02, 2015	Contact: Steven D. Lance
6:30 AM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics introduces new
Real Time Threat Emulation System

SAN RAMON, Calif. — December 02, 2015 -- Giga-tronics Incorporated (“the Company”) announced today the release of the new Real Time Threat Emulation System. This system combines the unique multichannel fast-switching capabilities of Giga-tronics’ Advanced Signal Generator hardware platform together with software based on decades of threat simulation.

John Regazzi, President and CEO of Giga-tronics, said “I am happy to announce a major milestone in the evolution of our company: the world’s first truly commercial off-the-shelf threat system. We utilized over 35 years of microwave design expertise to create a state-of-the-art commercial hardware platform, and through a strong industry partnership, we have leveraged decades-long threat simulation software experience allowing us to offer a truly turnkey solution that meets our customers’ current and next generation testing needs. For many years customers have requested an alternative to large-scale, long lead time system with high support and maintenance costs. Today I’m happy to offer our customers a powerful, low lead time, easy to maintain, next generation test platform.”

Mark Elo, VP of Marketing of Giga-tronics, said “Our software and hardware solution redefines the market for mid to high density dynamic threat signal generation. Its compact form factor, combined with advanced capability such as soft port/channel operation, dynamic emitter capability and an easy to scale architecture, meets our customers’ needs within the Electronic Warfare community for what has been traditionally an underserved market. This strong hardware and software solution significantly increases the available market we can serve. All indications from our pre-launch activities show good market acceptance.”

      Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

 This press release contains forward-looking statements concerning operating results, future orders and sales of new products, long term growth, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it, receipt or timing of future orders, cancellations or deferrals of existing or future orders, our need for additional financing, probable delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; the ability to regain AS9100C or substantially equivalent certification; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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